Starbucks Announces Transitions to Its Board of Directors

Howard Schultz to retire as director; Starbucks honors Schultz as lifelong Chairman Emeritus, forever inspired by his passion, heart, spirit, and commitment to the power of human connection
Elects Wei Zhang to join Board of Directors, bringing more than 20 years of experience in global operations, consumer technology and corporate business development

SEATTLE – Starbucks Coffee Company (NASDAQ: SBUX) today announced Howard Schultz, the company’s modern-day founder and chairman emeritus, will step down from the Board of Directors effective today as part of a planned transition. Schultz previously stepped down as chief executive officer in March of this year.

“As I reflect on my 41 years with the company, a foundation of love and creative, passionate customer experience has been built by over five million partners (employees) around the world who have worked in the company,” said Schultz. “My gratitude to them and the millions of stakeholders and customers that have helped Starbucks endure is beyond measure. I am enormously blessed to have experienced this journey from the ground floor at the company these many years. I look forward to supporting this next generation of leaders to steward Starbucks into the future as a customer, supporter and advocate in my role as chairman emeritus.”

Schultz, who has long encouraged Starbucks partners to “dream big and then dream bigger,” transformed Starbucks from a small company selling only whole beans to the renowned third place that it is today with more than 36,000 stores in 86 markets around the world. Starbucks went public on June 26, 1992. Since then, the stock price has increased on a split adjusted basis to $96.24 today, as of September 12, 2023, representing an increase of approximately 36,000 percent or, including dividends, a total return of approximately 41,000 percent on the investment compared to an approximately 1,000 percent total return for the S&P 500 over the same period.

Along the way, Schultz focused on creating opportunities for partners such as he never had growing up in the housing projects of Brooklyn, New York. Under his leadership, Starbucks became one of the first employers to offer company stock ownership and health care for full and part-time employees, pathways to higher education by providing upfront tuition coverage through the Starbucks College Achievement Plan, family expansion benefits, and more.

Schultz, who built Starbucks into a company that has served as a launching pad for millions, will now turn his attention with his wife Sheri to focus on a range of philanthropic and entrepreneurial investments to create greater opportunity, accessible to all. They are co-founders of the Schultz Family Foundation and emes project LLC, two organizations working in partnership with employers, entrepreneurs, non-profits, and governments to seed innovations and scale solutions that are aimed at enabling everyone to access the full promise of America.

“Howard’s vision, courage and deep love and responsibility for partners and this company created a blueprint for us all in how to lead through the lens of humanity,” said Mellody Hobson, independent Starbucks Board of Directors chair. “He put partners and shareholders above himself when he returned to Starbucks as ceo in 2022, working tirelessly. On behalf of the board, I offer my deepest thanks and appreciation to him as he steps down. Going forward, we will forever be inspired by his passion, heart, spirit, and commitment to the power of human connection, and we remain grateful for his support of our leaders and confidence in the company.”

Starbucks also announced today the election of Wei Zhang to the company’s Board of Directors, effective October 1. Zhang most recently served as senior advisor to Alibaba Group, and formerly led Alibaba Pictures Group as president. Zhang joins Starbucks board as its ninth director, following the election of Beth Ford, CEO of Land O’Lakes Inc., earlier this year.

“Wei is recognized as an innovator and game changer, and we are thrilled to have her join us. Her deep experience, perspective and commitment to corporate business development will help guide us as we continue to grow as a global company,” said Hobson. “Her addition to the board, combined with Laxman’s inspiring and strategic vision, proven operational effectiveness, and deep experience in both developed and developing markets, makes me confident that our best days are truly ahead of us.”

Zhang spent more than a decade leading Alibaba Group’s international business and media strategy, most recently as senior advisor to Alibaba Group and president of Alibaba Pictures Group. In her earlier role as Alibaba Group’s SVP out of Beijing, she led teams and initiatives to grow the company’s corporate development, corporate strategy and social responsibility. Zhang has also served in similar leadership roles at News Corp China and CNBC China, where she led the company’s operations, strategy and business development. Zhang’s background also includes senior positions at Bain & Company and General Electric.

Zhang currently serves on the board for Ralph Lauren Corporation. She is also a past board member of Los Angeles Sports & Entertainment Commission, Amblin Partners and the Jack Ma Foundation, among others.

“The limitless growth mindset that guides Starbucks partners and business is impressive and has resonance,” said Zhang. “I’ve been a Starbucks customer across the globe for decades. I’m honored to have the opportunity to work with the board and talented leadership team to contribute to the power, relevance and resilience of the Starbucks business and brand – creating significant value for all stakeholders.”

Zhang earned her MBA from Harvard Business School and her bachelor’s degree from Seton Hill University. In 2019, she was recognized with one of the university’s highest honors, the Distinguished Alumni Leadership Award, presented annually to a Seton graduate for their industry contributions, professional achievements and service to their community. In 2020, Business Insider named her as one of the “100 People Transforming Business” and in 2019, she was recognized with an “Entertainment Game Changer Award” from Asia Society.

“I want to extend a warm welcome to Wei, who brings essential experience in global operations, consumer technology, entertainment and corporate business development to the Starbucks board,” said Laxman Narasimhan, chief executive officer of Starbucks. “I also offer my respect to Howard as he steps down from the board. As we go forward, Starbucks will continue our journey of investment in our people, our business and the communities we serve to deliver outsized returns to all our stakeholders.”

Other members of the Starbucks Board of Directors include: Mellody Hobson, Richard Allison, Andy Campion, Beth Ford, Jørgen Vig Knudstorp, Satya Nadella and Laxman Narasimhan.

 About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 36,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at https://stories.starbucks.com or www.starbucks.com.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Tiffany Willis	Reggie Borges
investorrelations@starbucks.com	press@starbucks.com

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